EXHIBIT 5.1

HELLER EHRMAN LETTERHEAD

June 18, 2007

Thornburg Mortgage, Inc.

150 Washington Avenue, Suite 302

Santa Fe, NM 87501

Thornburg Mortgage, Inc. and Thornburg Mortgage Advisory Corporation

Ladies and Gentlemen:

We have acted as counsel to Thornburg Mortgage, Inc, a Maryland corporation (the “Company”), and Thornburg Mortgage Advisory Corporation, a Delaware corporation (the “Manager”), in connection with the issuance and sale by the Company of (i) 2,750,000 shares (the “Firm Shares”) of the Company’s 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), pursuant to the Underwriting Agreement, dated June 14, 2007 (the “Underwriting Agreement”), by and among the Company, the Manager, and Stifel, Nicolaus & Company, Incorporated and A.G. Edwards & Sons, Inc., acting as representatives of the several underwriters (the “Underwriters”), and (ii) up to 412,500 additional shares of Preferred Stock (the “Additional Shares”) to cover over-allotments pursuant to Section 1 of the Underwriting Agreement. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares”. Capitalized terms used but not defined herein have the meanings ascribed to them in the Underwriting Agreement.

I.

In rendering this opinion, we have reviewed the following records, documents and instruments:

Offering Documents

A.	The Underwriting Agreement;

B.	The Registration Statement on Form S-3 (Registration No. 333-125125) as filed with the Commission on May 20, 2005 (the “Registration Statement”); and

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June 18, 2007

C.	The final prospectus dated June 16, 2005 and the related prospectus supplement relating to the Shares dated June 14, 2007, as filed with the Commission pursuant to Rule 424(b) under the Securities Act on June 18, 2007 (such prospectus and prospectus supplement are hereinafter collectively referred to as the “Prospectus”).

Organizational Documents

D.	The Articles of Incorporation of the Company certified by the Maryland Department of Assessments and Taxation as of June 5, 2007, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

E.	The Amended and Restated Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

F.	Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Board of Directors of the Company relating to (i) the transactions contemplated by the Underwriting Agreement, and (ii) the issuance and sale of the Shares; and

G.	A Certificate of the President and Chief Operating Officer of the Company dated June 18, 2007, as to (i) the Registration Statement, all amendments thereto and the Prospectus, and (ii) certain factual matters (the “Opinion Certificate”).

We have relied on the Opinion Certificate with respect to factual matters in or underlying our opinion.

Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act.

II.

We have also assumed the following:

A.	The authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of all records, documents and instruments submitted to us as copies, faxes or PDF files, and the authenticity of the originals thereof.

Thornburg Mortgage, Inc.

June 18, 2007

B.	That any wire transfers, drafts or checks tendered by the Underwriters will be honored.

III.

We express no opinion as to any securities anti-fraud, tax, anti-trust, land use, export, safety, environmental, or hazardous materials laws, rules or regulations, or any laws, rules or regulations applicable to the Underwriters by virtue of their status as underwriters engaged in the business exemplified by the Underwriting Agreement.

This opinion letter is limited to the Maryland General Corporation Law. We disclaim any opinion as to the laws of any other jurisdiction and we further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body. Our opinion is limited to the matters expressly set forth in this opinion letter and no opinion is implied or may be inferred beyond the matters expressly so stated.

IV.

Based upon the assumptions, exceptions, limitations and qualifications expressed herein, it is our opinion that the Shares, when issued, sold and paid for by the Underwriters in accordance with the provisions of the Underwriting Agreement will be duly authorized, validly issued, fully paid and non-assessable.

V.

The opinion set forth herein is as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing after the delivery of this letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the prospectus supplement which forms a part of the Registration Statement. In giving such

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June 18, 2007

consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Heller Ehrman LLP